Exhibit 23.6

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated February 21, 2014, with respect to the consolidated financial statements of SunRay Power OPCO II, LLC and subsidiaries as of December 31, 2013 and 2012 and for the years then ended contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
New York, New York
January 28, 2015